IN THE OFFICE OF THE SECRETARY OF STATE OF THE
STATE OF NEVADA

DEAN HELLER
Secretary of State

101 N. CARSON ST., STE. 3
CARSON CITY, NEVADA 89701-4786
(775) 684-5708

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390

Important: Read attached instructions before completing form.

Office Use Only:

AUG 21 2000
No. C17649-95

DEAN HELLER, SECRETARY OF STATE

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)
- Remit in Duplicate -

1. Name of corporation: **Troyden Corporation**

2. The articles have been amended as follows (provide article numbers, if available):

The corporation has changed its name and the Article 1 of the Articles of Incorporation is amended as follows:

"1. The name of this corporation is:

Communicate.com Inc."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles or incorporation have voted in favour of the amendment is: 61.9% *

4. Signatures (Required):

President ~~or Vice President~~ *and* Secretary ~~or Asst. Secretary~~

Dated: August 16, 2000

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

SECRETARY OF STATE

STATE OF NEVADA

CORPORATE CHARTER

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that **TROYDEN CORPORATION** did on the **TENTH** day of **OCTOBER, 1995** file in this office the original Articles of Incorporation; that said Articles are now on file and of record in the office of the Nevada Secretary of State, and further, that said Articles contain all the provisions required by the law of said State of Nevada.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, this **TENTH** day of **OCTOBER, 1995.**

Secretary of State

By

Certification Clerk

IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF NEVADA

OCT 10 1995

17649-95

ARTICLES OF INCORPORATION

of

TROYDEN CORPORATION

Know all men by these present;

That the undersigned, have this day voluntarily associated ourselves together for the purpose of forming a corporation under and pursuant to the provisions of Nevada Revised Statutes 78.010. to Nevada Revised Statues 78.090 inclusive, as amended, and certify that;

1. The name of this corporation is:

Troyden Corporation

2. Offices for the transaction of any business of the Corporation, and where meetings of the Board of Directors and of Stockholders may be held, may be established and maintained in any part of the State of Nevada, or in any other state, territory, or possession of the United States.

3. The nature of the business is to engage in any lawful activity.

4. The Capital Stock shall consist of 50,000,000 shares of common stock, $0.001 par value.

5. The members of the governing board of the corporation shall be styled directors, of which there shall be no less than 1. The Directors of this corporation need not be stockholders. The first Board of Directors is: Daniel Winter, whose address is 3181 C Pinehurst, Las Vegas, NV 89109.

6. This corporation shall have perpetual existence.

7. The name and address of each of the incorporators signing these Articles of Incorporation are as follows: Daniel Winter, whose address is 3181C Pinehurst, Las Vegas, NV 89109.

8. This Corporation shall have a president, a secretary, a treasurer, and a resident agent, to be chosen by the Board of Directors, any person may hold two or more offices.

9. The resident agent of this Corporation shall be Daniel Winter, 3181C Pinehurst Las Vegas, NV 89109.

10. The Capital Stock of the corporation, after the fixed consideration thereof has been paid or performed, shall not be subject to assessment, and the individual liable for the debts and liabilities of the Corporation, and the Articles of Incorporation shall never be amended as the aforesaid provisions.

11. No director or officer of the corporation shall be personally liable to the corporation of any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article of the Stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of officer of the Corporation for acts or omissions prior to such repeal or modification.

I, the undersigned, being the incorporator herein above named for the purpose of forming a corporation pursuant to the general corporation law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts within stated are true, and accordingly have hereunto set my hand this 10 day of Oct, 1995.

Daniel Winter
3181C Pinehurst
Las Vegas, NV 89109

State of NEVADA)
)ss
County of CLARK)

On Oct. 10, 1995, personally appeared before me, a notary public, personally known to me to be the person whose name is subscribed to the above instrument who acknowledged that he/she executed the instrument.

NETTA GIRARD
Notary Public
State of Nevada
Clark County
My Appointment Expires Nov. 5, 1997

Signature

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT

BY RESIDENT AGENT

In the matter of TROYDEN CORPORATION, I, Daniel Winter, with address at: 3181C Pinehurst, City of LAS VEGAS, County of CLARK, State of NEVADA 89109, hereby accept appointment as Resident Agent of the above-entitled corporation in accordance with NRS 78.090.

FURTHERMORE, that the principal office in this State is located at 3181C Pinehurst, City of LAS VEGAS, County of CLARK, State of NEVADA 89109.

IN WITNESS WHEREOF, I have hereunto set my hand this 10 day of Oct, 1995.

RESIDENT AGENT

NRS 78.090 Except any period of vacancy described in NRS 78.097, every corporation shall have a resident agent, who may wither a natural person or a corporation, resident or located in this state, in charge of its principal office. The resident agent may be any bank or banking corporation, or other corporation, located and doing business in this state...The certificate of acceptance must be filed at the time of the initial filing of the corporate papers.